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                           ADVANCED ENERGY INDUSTRIES, INC.


                             LOAN AND SECURITY AGREEMENT

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                                  TABLE OF CONTENTS
                                                                          Page

1.  DEFINITIONS AND CONSTRUCTION. . . . . . . . . . . . . . . . . . . . .   1
    1.1     Definitions . . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2     Accounting Terms. . . . . . . . . . . . . . . . . . . . . . .   7

2.  LOAN AND TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . . . . .   7
    2.1     Advances. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
    2.2     Foreign Exchange Contract; Foreign Exchange Settlements . . .  10
    2.3     Acquisition Term Facility . . . . . . . . . . . . . . . . . .  11
    2.4     Equipment Advances. . . . . . . . . . . . . . . . . . . . . .  11
    2.5     Existing Term Loan. . . . . . . . . . . . . . . . . . . . . .  12
    2.6     Overadvances. . . . . . . . . . . . . . . . . . . . . . . . .  13
    2.7     Interest Rates, Payments, and Calculations. . . . . . . . . .  13
    2.8     Crediting Payments. . . . . . . . . . . . . . . . . . . . . .  13
    2.9     Bank Expenses . . . . . . . . . . . . . . . . . . . . . . . .  14
    2.10    Additional Costs. . . . . . . . . . . . . . . . . . . . . . .  14
    2.11    Conversion/Continuation of Advances . . . . . . . . . . . . .  14
    2.12    Additional Requirements/Provisions Regarding LIBOR Rate
            Advances or Optional Currency Rate Advances.. . . . . . . . .  15
    2.13    Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

3.  CONDITIONS OF LOANS . . . . . . . . . . . . . . . . . . . . . . . . .  17
    3.1     Conditions Precedent to Initial Advance . . . . . . . . . . .  17
    3.2     Conditions Precedent to all Advances. . . . . . . . . . . . .  17

4.  CREATION OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . .  18
    4.1     Grant of Security Interest. . . . . . . . . . . . . . . . . .  18
    4.2     Delivery of Additional Documentation Required . . . . . . . .  18
    4.3     Right to Inspect. . . . . . . . . . . . . . . . . . . . . . .  18
    4.4     Stock Pledge. . . . . . . . . . . . . . . . . . . . . . . . .  18

5.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . .  19
    5.1     Due Organization and Qualification. . . . . . . . . . . . . .  19
    5.2     Due Authorization; No Conflict. . . . . . . . . . . . . . . .  19
    5.3     No Prior Encumbrances . . . . . . . . . . . . . . . . . . . .  19
    5.4     Merchantable Inventory. . . . . . . . . . . . . . . . . . . .  19
    5.5     Litigation. . . . . . . . . . . . . . . . . . . . . . . . . .  20
    5.6     Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    5.7     No Material Adverse Change in Financial Statements. . . . . .  20
    5.8     Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    5.9     Regulatory Compliance . . . . . . . . . . . . . . . . . . . .  20
    5.10    Environmental Condition . . . . . . . . . . . . . . . . . . .  20
    5.11    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    5.12    Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . .  21
    5.13    Government Consents . . . . . . . . . . . . . . . . . . . . .  21
    5.14    Full Disclosure . . . . . . . . . . . . . . . . . . . . . . .  21

6.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . .  21
    6.1     Good Standing . . . . . . . . . . . . . . . . . . . . . . . .  21
    6.2     Government Compliance . . . . . . . . . . . . . . . . . . . .  21
    6.3     Financial Statements, Reports, Certificates . . . . . . . . .  21
    6.4     Inventory; Returns. . . . . . . . . . . . . . . . . . . . . .  22
    6.5     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    6.6     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    6.7     Quick Ratio . . . . . . . . . . . . . . . . . . . . . . . . .  22
    6.8     Debt-Tangible Net Worth Ratio . . . . . . . . . . . . . . . .  22
    6.9     Tangible Net Worth. . . . . . . . . . . . . . . . . . . . . .  23
    6.10    Profitability . . . . . . . . . . . . . . . . . . . . . . . .  23
    6.11    Debt Service Coverage . . . . . . . . . . . . . . . . . . . .  23


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    6.12    Further Assurances. . . . . . . . . . . . . . . . . . . . . .  23

7.  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . .  23
    7.1     Dispositions. . . . . . . . . . . . . . . . . . . . . . . . .  23
    7.2     Change in Business or Control . . . . . . . . . . . . . . . .  23
    7.3     Mergers or Acquisitions . . . . . . . . . . . . . . . . . . .  23
    7.4     Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . .  23
    7.5     Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . .  23
    7.6     Distributions . . . . . . . . . . . . . . . . . . . . . . . .  24
    7.7     Investments . . . . . . . . . . . . . . . . . . . . . . . . .  24
    7.8     Transactions with Affiliates. . . . . . . . . . . . . . . . .  24
    7.9     Subordinated Debt . . . . . . . . . . . . . . . . . . . . . .  24
    7.10    Compliance. . . . . . . . . . . . . . . . . . . . . . . . . .  24

8.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . .  24
    8.1     Payment Default . . . . . . . . . . . . . . . . . . . . . . .  24
    8.2     Covenant Default. . . . . . . . . . . . . . . . . . . . . . .  24
    8.3     Material Adverse Change . . . . . . . . . . . . . . . . . . .  25
    8.4     Attachment. . . . . . . . . . . . . . . . . . . . . . . . . .  25
    8.5     Insolvency. . . . . . . . . . . . . . . . . . . . . . . . . .  25
    8.6     Other Agreements. . . . . . . . . . . . . . . . . . . . . . .  25
    8.7     Judgments . . . . . . . . . . . . . . . . . . . . . . . . . .  25
    8.8     Misrepresentations. . . . . . . . . . . . . . . . . . . . . .  25

9.  BANKS' RIGHTS AND REMEDIES. . . . . . . . . . . . . . . . . . . . . .  25
    9.1     Rights and Remedies . . . . . . . . . . . . . . . . . . . . .  25
    9.2     Power of Attorney . . . . . . . . . . . . . . . . . . . . . .  27
    9.3     Bank Expenses . . . . . . . . . . . . . . . . . . . . . . . .  27
    9.4     Remedies Cumulative . . . . . . . . . . . . . . . . . . . . .  27
    9.5     Demand; Protest . . . . . . . . . . . . . . . . . . . . . . .  27

10. NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. . . . . . . . . . . . . .  28

12. INTERCREDITOR PROVISIONS. . . . . . . . . . . . . . . . . . . . . . .  28
    12.1    Proportionate Interests . . . . . . . . . . . . . . . . . . .  28
    12.2    Designation of Service Agent. . . . . . . . . . . . . . . . .  29
    12.3    Resignation . . . . . . . . . . . . . . . . . . . . . . . . .  29
    12.4    Servicing Agent as Bank . . . . . . . . . . . . . . . . . . .  29
    12.5    No Agency . . . . . . . . . . . . . . . . . . . . . . . . . .  29
    12.6    No Reliance . . . . . . . . . . . . . . . . . . . . . . . . .  29

13. GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  29
    13.1    Successors and Assigns. . . . . . . . . . . . . . . . . . . .  29
    13.2    Indemnification . . . . . . . . . . . . . . . . . . . . . . .  29
    13.4    Waivers of Notice . . . . . . . . . . . . . . . . . . . . . .  30
    13.5    Subrogation Defenses. . . . . . . . . . . . . . . . . . . . .  30
    13.6    Right to Settle, Release. . . . . . . . . . . . . . . . . . .  30
    13.7    Primary Obligation. . . . . . . . . . . . . . . . . . . . . .  31
    13.8    Subordination . . . . . . . . . . . . . . . . . . . . . . . .  31
    13.9    Enforcement of Rights . . . . . . . . . . . . . . . . . . . .  31
    13.10   AEI as Agent. . . . . . . . . . . . . . . . . . . . . . . . .  31
    13.11   Time of Essence . . . . . . . . . . . . . . . . . . . . . . .  31
    13.12   Severability of Provisions. . . . . . . . . . . . . . . . . .  31
    13.13   Amendments in Writing, Integration. . . . . . . . . . . . . .  31
    13.14   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .  32
    13.15   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    13.16   Confidentiality . . . . . . . . . . . . . . . . . . . . . . .  32
    13.17   Optional Currency Rate Instruments. . . . . . . . . . . . . .  32


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    This LOAN AGREEMENT is entered into as of August 15, 1997 by and among
SILICON VALLEY BANK ("SVB") as Servicing Agent and a Bank and BANK OF HAWAII ("BofH;" SVB and BofH are referred to individually herein as a "Bank," and collectively as the "Banks") and ADVANCED ENERGY INDUSTRIES, INC., a Delaware corporation ("AEI") and Tower Electronics Inc., a Minnesota corporation ("Tower") (individually a "Borrower" and collectively, the "Borrowers").


                                       RECITALS

    Borrowers wish to obtain credit from time to time from Banks, and Banks desire to advance credit to Borrowers. This Agreement sets forth the terms on which Banks will lend to Borrowers, and Borrowers will repay the advances to Banks.


                                      AGREEMENT

    The parties agree as follows:

    1.   DEFINITIONS AND CONSTRUCTION

         1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

              "Acquisition" means the acquisition by AEI of all of the issued and outstanding capital stock of Tower pursuant to that certain Stock Purchase Agreement dated as of August 15, 1997.

              "Advance" or "Advances" means a cash advance under the Revolving Facility.

              "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

              "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and each Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents, whether or not suit is brought.

              "Borrower's Books" means all of each Borrower's books and records relating to its property.

              "Business Day" means a day of the year (a) that is not a Saturday, Sunday or other day on which banks in the States of California or Hawaii or the City of London are authorized or required to close and (b) on which dealings are carried on in the interbank market in which Bank customarily participates and, (c) with respect to Advances and payments in an Optional Currency or any requests or notices related thereto, that is not a day on which the BofH branch or other banks in the country of such Optional Currency are authorized or required to close.

              "Closing Date" means the date of this Agreement.

              "Code" means the California Uniform Commercial Code.

              "Collateral" means the property described on attached EXHIBIT A.

              "Committed Line" means Ten Million Dollars ($10,000,000).

              "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that


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Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

              "Credit Extension" mean an Advance, a Letter of Credit or a Foreign Exchange Contract.

              "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, excluding all outstanding Advances made under Section 2.1 hereof, but including all other Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of Borrower or any Subsidiary to a date more than one year from the date of determination.

              "Daily Balance" means the amount of the Obligations owed at the end of a given day.

              "EBITDA" means, for any period, earnings before interest expense, taxes, depreciation and amortization.

              "Equipment" means machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments.

              "Equivalent Amount" means the equivalent in United States Dollars of an Optional Currency, calculated at the spot rate for the purchase of such Optional Currency by BofH.

              "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

              "GAAP" means generally accepted accounting principles as in effect from time to time.

              "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

              "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, extension generally with all or substantially all creditors, or proceedings seeking general reorganization, arrangement, or other relief.

              "Interest Period" means for each LIBOR Rate Advance, a period of approximately one, three or six months as Borrower may elect, PROVIDED that the last day of an Interest Period for a LIBOR Rate Advance shall be determined in accordance with the practices, of the LIBOR interbank market as from time to time in effect, PROVIDED, FURTHER, in all cases such period shall expire not later than the applicable Revolving Maturity Date.

              "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.


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              "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

              "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

              "Issuing Bank" means the Bank issuing a Letter of Credit pursuant to Section 2.1.1. SVB shall be the issuing bank, except that BofH shall be the Issuing Bank if (i) SVB is unable to issue a Letter of Credit or (ii) a Letter of Credit issued by SVB would require confirmation by another bank under circumstances in which a Letter of Credit issued by BofH would not require confirmation.

              "Letter of Credit" means a Letter of Credit issued pursuant to
Section 2.1.1.

              "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Advance, the rate of interest per annum determined by SVB to be the per annum rate of interest at which deposits in United States Dollars are offered to SVB in the London interbank market in which SVB customarily participates at 11:00 A.M. (local time in such interbank market) three (3) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

              "LIBOR Rate" shall mean, for any Interest Period for a LIBOR Rate Advance, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

              "LIBOR Rate Advances" means any Advances made or a portion thereof on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

              "Lien" means any mortgage, lien, deed of trust, security interest or other encumbrance.

              "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Banks in connection with this Agreement, all as amended or extended from time to time.

              "Material Adverse Effect" means a material adverse effect on (i) the business operations or financial condition of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrowers, taken as a whole, to repay the Obligations.

              "Maturity Date" means August 14, 2002.

              "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

              "Obligations" means all debt, principal, interest, Bank Expenses and other amounts owed to the Banks by Borrower pursuant to this Agreement, whether absolute or contingent, due or to become due (including any interest accruing after the commencement of an Insolvency Proceeding and any interest that would have accrued but for the commencement of an Insolvency Proceeding), now existing or hereafter arising.

              "Operating Loss" means an operating loss under GAAP, specifically excluding non-cash losses arising from business-combination activities.

              "Optional Currency" means the lawful currency of Japan.

              "Optional Currency Rate Advance" means an Advance in an Optional Currency, made pursuant to and in accordance with Section 2.1(c).

              "Optional Currency Rate" means, with respect to Advances in Japanese Yen, the Japanese Short Term Prime Rate, as quoted by the office of BofH located in Japan.

              "Optional Currency Rate Instruments" means the promissory notes and other agreements and instruments requested by Banks as a condition to making Optional Currency Rate Advances.


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              "Percentage Share" means, as to each Bank, the percentage
calculated in accordance with Section 12.1 hereof.

              "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to either Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and such Bank.

              "Permitted Indebtedness" means:

              (a) Indebtedness of Borrower in favor of Banks arising under this Agreement or any other Loan Document;

              (b)  Subordinated Debt;

              (c) Capital leases or indebtedness incurred solely to purchase equipment, which is secured in accordance with clause (c) of "Permitted Liens" below and is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition, provided the outstanding principal balance of such Indebtedness incurred in any fiscal year shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000);

              (d) Indebtedness to trade creditors incurred in the ordinary course of business;

              (e)  Indebtedness set forth on the Schedule;

              (f) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby), and Indebtedness consisting of Investments that are "Permitted Investments" under clause (l) of the definition of Permitted Investments;

              (g)  Indebtedness secured by Permitted Liens;

              (h) Extensions, refinancings, modifications, amendments and restatements of any of items of Permitted Indebtedness (a), (b), (c), (e) and
(g) above, PROVIDED that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

              "Permitted Investment" means:

              (a) Investments existing on the Closing Date disclosed on the Schedule;

              (b) Investments made or obtained through either Bank that consist of (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof,
(ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.,
(iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by either Bank or (iv) that are permitted by Borrower's investment policy, as amended from time to time by its board of directors, provided that such investment policy (and any such amendment thereto) has been approved by the Banks, which approval shall not be unreasonably withheld; and

              (c) Investments made in connection with the merger or consolidation with another Person or the acquisition of all or substantially all of the capital stock or property of another Person where the sole consideration paid by Borrower or any Subsidiary consists of Borrower's equity securities and cash and the aggregate value of such equity securities and cash paid after the date hereof does not exceed Fifteen Percent (15%) of Borrower's Tangible Net Worth immediately prior to the date such Investment is made.

              "Permitted Liens" means the following:


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              (a)  Any liens existing as of the date hereof and disclosed on the Schedule;

              (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, PROVIDED the same have no priority over any of Banks' security interests;

              (c) Liens (i) upon or in any equipment acquired by Borrower or any of its Subsidiaries after the date hereof to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, PROVIDED that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

              (d) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

              (e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a), (c), and (d) above, PROVIDED that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

              "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

              "Prime Rate" means the variable rate of interest, per annum, most recently announced by SVB as its "prime rate," or BofH as its "base rate," as applicable to the Advances made hereunder by each such Bank, whether or not such announced rate is the lowest rate available from such Bank.

              "Prime Rate Advances" means any Advances made or a portion thereof on which interest is payable based on the Prime Rate in accordance with the terms hereof.

              "Quick Assets" means, at any date as of which the amount thereof shall be determined, the consolidated cash, cash-equivalents, accounts receivable and investments, with maturities not to exceed 90 days, of Borrower determined in accordance with GAAP.

              "Regulatory Change" means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any written interpretations, directives or requests applying to a class of lenders including Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

              "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Advances.

              "Responsible Officer" means each of the Chief Executive Officer, the Chief Financial Officer, the Treasurer and the Controller of AEI.

              "Revolving Facility" means the facility under which a Borrower may request Bank to issue cash advances, as specified in Section 2.1 hereof.

              "Revolving Maturity Date" means the day before the second anniversary of the Closing Date.

              "Schedule" means the schedule of exceptions attached hereto.

              "Servicing Agent" means SVB or such entity as may succeed to such position.

              "Shares" means the shares of capital stock of Tower.

              "Subordinated Debt" means any debt incurred by a Borrower that is subordinated to the Obligations under this Agreement on terms reasonably acceptable to Banks.

              "Subsidiary" means any corporation or partnership in which
(i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

              "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the consolidated total assets of Borrowers MINUS, without duplication, (i) the sum of any amounts attributable to (a) goodwill,
(b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, AND (ii) Total Liabilities.

              "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrowers, including in any event all Indebtedness, but specifically excluding Subordinated Debt.

         1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

    2.   LOAN AND TERMS OF PAYMENT

         2.1 ADVANCES. Subject to the terms and conditions of this Agreement, each Bank severally will make Advances to Borrowers as set forth herein. BofH shall make all of the Advances made in an Optional Currency. Each Bank severally will make its Percentage Share of Advances such that the aggregate amount of each Bank's Advances (including Optional Rate Advances) under this Agreement shall not exceed such Bank's Percentage Share of the Committed Line minus the face amount of the outstanding Letters of Credit minus the Foreign Exchange Reserve, provided that the aggregate outstanding Advances in an Optional Currency shall not exceed Five Million Dollars ($5,000,000). Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this
Section 2.1 may be repaid and reborrowed at any time prior to the Revolving Maturity Date.

              (a)  REQUESTS FOR ADVANCES.  Whenever Borrowers desire an
Advance, AEI will notify Servicing Agent by facsimile transmission or telephone no later than 11:00 a.m. California time on the Business Day that a Prime Rate Advance is to be made, noon California time on the Business Day that is two (2) Business Days in the country of the Optional Currency prior to the Business Day on which an Optional Currency Rate Advance is to be made, and noon California time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Advance is to be made. Servicing Agent shall promptly deliver such notice to the Banks. Each Bank may make Advances under this Agreement, based upon instructions received by Servicing Agent from a Responsible Officer, or without instructions if in Servicing Agent's discretion such Advances are necessary to meet Obligations under this Agreement which have become due and remain unpaid. Each Bank shall be entitled to rely on any notice by telephone or otherwise given by a person who Servicing Agent reasonably believes to be a Responsible Officer, and Borrowers shall indemnify and hold such Bank harmless for any damages or loss suffered by such Bank as a result of such reliance. Such Bank will wire or credit, as appropriate, the amount of Advances in United States Dollars made under this Section 2.1 to a Borrower's deposit account held by Servicing Agent, as specified by AEI, or, as to an Advance in an Optional Currency, to a Borrower's deposit account held by BofH in the respective branch office in the country of the Optional Currency.

    Each such notice shall specify:

                   (i) the date such Advance is to be made, which shall be a Business Day;

                   (ii)    the amount of such Advance;

                   (iii) whether such Advance is to be a Prime Rate Advance, an Optional Currency Rate Advance, or a LIBOR Rate Advance;

                   (iv) if the Advance is to be a LIBOR Rate Advance, the Interest Period for such Advance; and

                   (v) if the Advance is to be in an Optional Currency, the type of currency.

Each written request for an Advance, and each confirmation of a telephone request for such an Advance, shall be in the form of a Borrowing Certificate in the form of EXHIBIT B executed by AEI on behalf of Borrowers.

              (b) PRIME RATE ADVANCES. Each Prime Rate Advance shall be in an amount not less than Twenty Five Thousand Dollars ($25,000). The outstanding principal balance of each Prime Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed), at a rate per annum equal to the Prime Rate minus Three Quarters of One Percent (0.75%). Borrower shall pay the entire outstanding principal amount of each Prime Rate Advance on the Revolving Maturity Date.

              (c)  OPTIONAL CURRENCY RATE ADVANCES.  Each Optional Currency
Rate Advance shall be in an Equivalent Amount of not less than Fifty Thousand Dollars ($50,000). The outstanding principal balance of each Optional Currency Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed or, where required by any law or is customary in the country of the Optional Currency, a 365 day year) at a rate per annum equal to the Optional Currency Rate plus 100 basis points for such Optional Currency Rate Advance. The Optional Currency Rate Advances shall be evidenced by this Agreement and by the Optional Currency Rate Instruments. Borrower shall pay the entire outstanding principal amount of each Optional Currency Rate Advance on the Revolving Maturity Date.

              (d) LIBOR RATE ADVANCES. Each LIBOR Rate Advance shall be in an amount or an Equivalent Amount of not less than Five Hundred Thousand Dollars ($500,000). The outstanding principal balance of each LIBOR Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR Rate plus 175 basis points for such LIBOR Rate Advance. The entire outstanding principal amount of each LIBOR Rate Advance shall be due and payable on the last day of the LIBOR Rate Interest Period for such LIBOR Rate Advance and on the Revolving Maturity Date.

              (e) PREPAYMENT OF THE ADVANCES. Borrowers may at any time prepay any Prime Rate Advance, any Optional Currency Rate Advance, or any LIBOR Rate Advance, in full or in part. Each partial prepayment for a LIBOR Rate Advance shall be in an amount not less than Two Hundred Fifty Thousand Dollars ($250,000). Each prepayment shall be made upon the irrevocable written or telephone notice of Borrowers received by Servicing Agent not later than 10:00 a.m. California time on the date of the prepayment of a Prime Rate Advance, not less than two Business Days in the country of the Optional Currency prior to the date of the prepayment of an Optional Currency Rate Advance, and not less than three (3) Business Days prior to the date of the prepayment of a LIBOR Rate Advance. The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment, and the Advance or Advances to be prepaid. Each prepayment of an Optional Currency Rate Advance for which the term and interest rate have been fixed or LIBOR Rate Advance shall be accompanied by the payment of accrued interest on the amount prepaid and any amount required by Section 2.12.

              (f)  FEES.   Borrower shall pay Servicing Agent a facility fee of
Twelve Thousand Five Hundred Dollars ($12,500) on the Closing Date. On each anniversary of the Closing Date, Borrower shall pay SVB a non-usage fee equal to One Fourth of One Percent (0.25%) of the difference between the Committed Line and the average Daily Balance during the prior year.

              (g)  TERM.   The Revolving Facility shall terminate on the
Revolving Maturity Date, at which time all Advances under this Section 2.1 shall be immediately due and payable.

              2.1.1        LETTERS OF CREDIT.

                   (a) At AEI's written request, Issuing Bank shall issue Letters of Credit for Borrowers' account. Each Bank severally agrees to participate in Letters of Credit, in accordance with such Bank's Percentage Share.

                   (b) Issuing Bank shall issue the Letter of Credit upon receipt of a Borrower's written request and Issuing Bank's standard form of application, stating (a) the date such Borrower wishes to receive the Letter of Credit (which shall be a Business Day); (b) the requested amount of such Letter of Credit; (c) the aggregate amount of all Advances and Letters of Credit then outstanding; (d) if appropriate, the conditions requested by Borrower under which the Letter of Credit may be drawn upon; and (e) any other information Issuing Bank might need to issue the Letter of Credit. Issuing Bank shall promptly notify all of the Banks upon receipt of a request for a Letter of Credit.

                   (c) The maximum aggregate obligation at any one time for undrawn and drawn but unreimbursed Letters of Credit shall be One Million Five Hundred Thousand Dollars ($1,500,000). Each Letter of Credit shall be issued pursuant to the terms and conditions of this Agreement and of the Issuing Bank's standard form of application and security agreement for letters of credit. Each Letter of Credit shall (a) expire no later than the Revolving Maturity Date; and
(b) be otherwise in form and substance satisfactory to Issuing Bank. Upon issuing a Letter of Credit, the Issuing Bank shall immediately notify the other Bank of such issuance and shall, on a continuing basis, keep the other Bank informed of the drawn and undrawn but unreimbursed amount of each Letter of Credit for so long as such Letter of Credit is outstanding. Borrower shall pay Issuing Bank its standard fees on account of each Letter of Credit issued hereunder, which shall be shared by Banks in accordance with their agreement.
On the day on which Issuing Bank honors any drawing made by the beneficiary of a Letter of Credit, Borrowers shall pay to Issuing Bank the full amount of the drawing so honored, or at Borrowers' option, shall treat the amount of such drawing as an Advance under Section 2.1. The obligation to reimburse Issuing Bank for the amount of such drawing is absolute, unconditional, and irrevocable.

                   (d) Borrowers may request that Issuing Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Issuing Bank shall treat such demand as an advance to Borrowers of the Equivalent Amount thereof. Upon the issuance of any Letter of Credit payable in a currency other than United States Dollars, Banks shall create a reserve under the Committed Line for letters of credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of such reserve may be amended by Banks from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Line shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

         2.2  FOREIGN EXCHANGE CONTRACT; FOREIGN EXCHANGE SETTLEMENTS.

              (a) Subject to the terms of this Agreement, Borrowers may utilize up to Five Million Dollars ($5,000,000) for Exchange Contracts, pursuant to which a Bank shall sell to or purchase from Borrower foreign currency on a spot or future basis. All Exchange Contracts must provide for delivery of settlement on or before the Maturity Date. The limit available at any time shall be reduced by the following amounts (the "Foreign Exchange Reserve") on each day (the "Determination Date"): (i) on all outstanding Exchange Contracts on which delivery is to be effected or settlement allowed more than two business days from the Determination Date, 10% of the gross amount of the Exchange Contracts. In lieu of the Foreign Exchange Reserve for 100% of the gross amount of any Exchange Contract, Borrowers may request that Banks treat such amount as an Advance under the Committed Line.

              (b) Banks may, in their discretion, terminate the Exchange Contracts at any time (a) that an Event of Default occurs or (b) that there is no sufficient availability under the Committed Line and Borrower does not have available funds in its bank account to satisfy the Foreign Exchange Reserve. If Banks terminate the Exchange Contracts, and without limitation of any applicable indemnities, Borrowers shall reimburse Banks for any and all fees, costs and expenses relating thereto or arising in connection therewith.

              (c) Borrowers shall not permit the total gross amount of all Exchange Contracts on which delivery is to be effected and settlement allowed in any two business day period to be more than Five Million Dollars ($5,000,000) nor shall Borrowers permit the total gross amount of all Exchange Contracts to which a Borrower is a party, outstanding at any one time, to exceed Five Million Dollars ($5,000,000).

              (d) As a condition to requesting any Exchange Contracts, Borrowers shall execute all standard form applications and agreements of Banks in connection with the Exchange Contracts and, without limiting any of the terms of such applications and agreements, Borrowers will pay all standard fees and charges of Banks in connection with the Exchange Contracts.

         2.3  ACQUISITION TERM FACILITY.

              (a) TERM ADVANCE. Subject to and upon the terms and conditions of this Agreement, and provided that Borrowers are in compliance with this Agreement, Borrowers may make one request on or prior to August 19, 1997 for a Term Advance in an aggregate principal amount of up to Twelve Million Dollars ($12,000,000).

              (b) PROCEDURE. To request the Term Advance on a date other than the Closing Date, AEI shall complete, execute and deliver a Loan Payment Advance Request Form to Servicing Agent on the Business Day of the requested Term Advance.

              (c) INTEREST AND PRINCIPAL. Interest shall accrue from the date of the Term Advance at a floating rate equal to the Prime Rate minus One Quarter of One Percent (0.25%) or a fixed rate equal to Two and One Half (2.5) percentage points above the yield of 60 month Treasury Notes as reported in the Western Edition of THE WALL STREET JOURNAL on the date that is one (1) Business Day before the effective date of the Term Advance. Borrowers shall give Servicing Agent written notice of their interest rate election at the time Borrowers request the Term Advance. If Servicing Agent does not timely receive such notice, then the applicable rate shall be the floating rate specified in the first sentence of this section. Notwithstanding the foregoing, beginning the fiscal quarter immediately following Borrowers' achieving two (2) consecutive fiscal quarters of Indebtedness to EBITDA of not more than 0.50 to 1.00, the floating interest rate shall be the Prime Rate minus One Half of One Percent (0.5%), and the fixed rate shall be Two and Thirty-five Hundredths (2.35) percentage points above the yield of 60 month Treasury Notes in effect on the effective date of the Term Advance. Borrower shall repay the Term Advance in Twenty (20) equal quarterly installments, plus accrued interest, beginning the first day of the fiscal quarter following the fiscal quarter in which the Term Advance was made, and continuing on the first day of each fiscal quarter thereafter. The Term Facility shall terminate on the Term Maturity Date, at which time all Obligations owing under this Section 2.3, and all other amounts under this Agreement, shall be immediately due and payable.

         (d) PREPAYMENT. Borrower may prepay all or any portion of the Term Advance, provided that any prepayment made before the first anniversary of the Closing Date shall be accompanied by a prepayment fee equal to Three Quarters of One Percent (0.75%) of the amount of the prepayment, any prepayment made after the first anniversary but before the second anniversary of the Closing Date shall be accompanied by a prepayment fee equal to One Half of One Percent (0.50%) of the amount of the prepayment, and any prepayment made after the second anniversary but before the third anniversary of the Closing Date shall be accompanied by a prepayment fee equal to One Quarter of One Percent (0.25%) of the amount of the prepayment.

         (e)  CASH FLOW RECAPTURE.   Beginning December 31, 1997, and
continuing on the last day of each of Borrower's fiscal years, Borrower shall make a mandatory prepayment on account of the Term Advance equal to the lesser of (i) the amount by which EBITDA for such fiscal year exceeded Twenty Million Dollars ($20,000,000) or (ii) Three Million Dollars ($3,000,000) per year. Payments made under this section shall be applied to principal installments in the reverse order of maturity. Each such payment shall be made by not later than April 30 for the prior fiscal year.

         (f) FEE. Borrower shall pay Servicing Agent a fee equal to Sixty Thousand Dollars ($60,000) on the Closing Date on account of the Acquisition Term Facility.

         2.4  EQUIPMENT ADVANCES.

              (a) Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through August 14, 1998, Banks will make advances (each an "Equipment Advance" and, collectively, the "Equipment Advances") to Borrower in an aggregate outstanding amount not to exceed Four Million Dollars ($4,000,000). To evidence the Equipment Advance or Equipment Advances, Borrower shall deliver to Servicing Agent, at the time of each Equipment Advance request, an invoice for the equipment to be purchased. The Equipment Advances shall be used only to purchase or refinance Equipment approved from time to time by

Banks that was purchased in any case on or after ninety (90) days prior to the Closing Date and shall not exceed one hundred percent (100%) of the invoice amount of such Equipment, excluding taxes, shipping, warranty charges, freight discounts and installation expense. Each Equipment Advance must be in a minimum amount of One Hundred Thousand Dollars ($100,000).

              (b) Interest shall accrue from the date of each Equipment Advance through August 14, 1998, at a floating rate equal to the Prime Rate minus One Half of One Percent (0.5%), and shall be payable monthly for each month through August 14, 1998. Any Equipment Advances that are outstanding on such date will be payable in sixteen (16) equal quarterly installments of principal, beginning on September 15, 1998, and continuing on the fifteenth calendar day preceding the last day of each fiscal quarter thereafter through August 14, 2002. Interest thereon shall be payable monthly, beginning September 15, 1998, and continuing on the fifteenth calendar day of each month until the Equipment Advances have been paid in full. The Equipment Advances that are outstanding on August 14, 1998 shall bear interest at a floating rate equal to the Prime Rate minus One Half of One Percent (0.5%); provided Borrower shall have a one-time option, on August 14, 1998 to select a fixed rate of interest equal to Two and One Half (2.50) percentage points above the yield of 48 month Treasury Notes as reported in the Western Edition of THE WALL STREET JOURNAL on August 13, 1998. If SVB does not timely receive written notice of Borrower's election of the fixed rate, the Equipment Advances shall bear interest at the floating rate specified in the first sentence of this section. Equipment Advances, once repaid, may not be reborrowed.

              (c) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of EXHIBIT B. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice and proof of payment for the Equipment to be financed.

              (d) Borrower may prepay all or any portion of any Equipment Advance without penalty or premium, provided that any prepayment of an Equipment Advance bearing a fixed rate of interest shall be accompanied by a prepayment fee equal to the breakage costs advised by Banks at the time of such prepayment.

              (e) Borrower shall pay Servicing Agent a fee equal to Ten Thousand Dollars ($10,000) on account of the Equipment Facility.

         2.5  EXISTING TERM LOAN.

              Borrowers acknowledge that Borrowers owe a principal amount of One Million, One Hundred Twenty-Four Thousand Nine Hundred Ninety-Nine Dollars and 97/100 ($1,124,999.97) to Banks on account of a term loan previously made to Borrower. Such term loan shall bear interest at a rate equal to the Prime Rate minus One Quarter of One Percent (0.25%). Borrower shall repay such term loan in Twenty Seven (27) equal monthly installments of principal, plus accrued interest, on the fifteenth day of each month, beginning August 15, 1997 and continuing through November 15, 1999, on which date the entire principal balance and all accrued but unpaid interest thereon shall be due and payable.

         2.6  OVERADVANCES.  If, at any time or for any reason, the sum of
(i) Advances owed by Borrowers to Banks pursuant to Section 2.1 of this Agreement plus (ii) the Foreign Exchange Reserve plus (iii) the face amount of any outstanding Letters of Credit is greater than the Committed Line, Borrowers shall immediately pay to SVB, in cash, the amount of such excess, for payment to the Banks according to their respective Percentage Shares. If, at any time or for any reason, the Equivalent Amount of Outstanding Optional Currency Advances exceeds Five Million Dollars ($5,000,000), Borrowers shall immediately pay to BofH the amount of such excess.

         2.7  INTEREST RATES, PAYMENTS, AND CALCULATIONS.

              (a) INTEREST RATE. Except as set forth in Section 2.7(b), any Obligations shall bear interest, on the average Daily Balance, at the rates specified in the provisions relating to each facility under this Agreement.

              (b) DEFAULT RATE. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to the lesser of
(i) three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default or (ii) the maximum rate permitted by law including, to the extent applicable to Optional Currency Advances, the law of the country of such Optional

Currency.

              (c) PAYMENTS. Accrued interest shall be due and payable in arrears upon the earlier of (i) the end of the Interest Period or (ii) any payment of principal or (iii) on the fourteenth day of each calendar month.
With respect to repayments of Prime Rate Advances and LIBOR Rate Advances, Servicing Agent shall, at the option of each Bank, charge such interest, all Bank Expenses, and all Periodic Payments against a Borrower's deposit account held at SVB or against the Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. With respect to repayments of Optional Currency Advances, the branch of BofH in the country of the Optional Currency shall, at the option of each Bank, charge such interest and all periodic payments against a Borrower's deposit account in such country or against the Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

              (d) COMPUTATION. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed, except that interest chargeable on account of Optional Rate Currency Advances shall be computed on the basis of a three hundred sixty five (365) day year where such computation is required by any law or is customary in the country of the Optional Currency.

         2.8 CREDITING PAYMENTS. Prior to the occurrence of an Event of Default, each Bank shall credit a wire transfer of funds, check, or other item of payment to such deposit account held at such Bank or Obligation as a Borrower specifies; provided that payments in an Optional Currency shall be made only at the branch of BofH in the country of such Optional Currency. After the occurrence and during the continuation of an Event of Default, the receipt by a Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by a Bank after noon California time (or, as to a payment in an Optional Currency, noon at the BofH branch office in the country of the Optional Currency) shall be deemed to have been received by such Bank as of the opening of business on the immediately following Business Day. Whenever any payment to a Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

         2.9 BANK EXPENSES. Borrowers shall pay to Banks upon the date hereof, all Bank Expenses incurred through the date hereof, including reasonable attorneys' fees and expenses, and, within thirty (30) days of demand, other Bank Expenses as they become due from time to time hereunder.

         2.10 ADDITIONAL COSTS. In case any law, regulation, treaty or official directive or the written interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

              (a) subjects any Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of such Bank imposed by the United States of America or any political subdivision thereof);

              (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Bank; or

              (c) imposes upon any Bank any other material condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to such Bank, reduce the income receivable by such Bank or impose any expense upon such Bank with respect to any loans, such Bank shall notify Borrowers thereof in writing. Borrowers shall pay to such Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by such Bank of a statement of the amount and setting forth such Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error; PROVIDED, HOWEVER, that Borrowers shall not be liable for any such amount attributable to any period prior to 180 days prior to the date of such certificate.

         2.11 CONVERSION/CONTINUATION OF ADVANCES.

              (a) Borrowers may from time to time submit in writing a request that Prime Rate Advances be converted to LIBOR Rate Advances or that any existing LIBOR Rate Advances continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Advances which will constitute LIBOR Rate Advances (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Advances. Each written request for a conversion to a LIBOR Rate Advance or a continuation of a LIBOR Rate Advance shall be substantially in the form of an Optional Currency Rate or LIBOR Rate Conversion/Continuation Certificate as set forth on Exhibit B, which shall be duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Servicing Agent's receipt of such a request from Borrowers, such Prime Rate Advances shall be converted to LIBOR Rate Advances or such LIBOR Rate Advances or an Optional Currency Rate Advance shall continue, as the case may be provided that:

                           (i)    no Event of Default or event which with
notice or passage of time or both would constitute an Event of Default exists;

                           (ii)   no party hereto shall have sent any notice of
termination of the Agreement;

                           (iii)  Borrowers shall have complied with such
customary procedures as Banks have established from time to time for Borrowers' requests for Optional Currency Rate Advances or LIBOR Rate Advances;

                           (iv)   the amount of a Prime Rate Advance shall be
$25,000 or more, the amount of an Optional Currency Rate Advance shall be $50,000 or more, and the amount of a LIBOR Rate Advance shall be $500,000 or such greater amount which is an integral multiple of $50,000; and

                           (v)    Servicing Agent shall have determined that
the Interest Period or LIBOR Rate or Optional Currency Rate is available to Banks as of the date of the request for such LIBOR Rate Advance or Optional Currency Rate Advance.

    Any request by Borrowers to convert Prime Rate Advances to LIBOR Rate Advances or continue any existing LIBOR Rate Advances shall be irrevocable. Notwithstanding anything to the contrary contained herein, Banks shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Advances, but the provisions hereof shall be deemed to apply as if Banks had purchased such deposits to fund the LIBOR Rate Advances.

              (b) Any LIBOR Rate Advances shall automatically convert to Prime Rate Advances upon the last day of the applicable Interest Period, unless Banks have received and approved a complete and proper request to continue such LIBOR Rate Advance at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Advances or Optional Currency Rate Advances shall, at Banks' option, convert to Prime Rate Advances in the event that an Event of Default shall exist. Borrowers shall pay to Banks, upon demand by Banks (or Servicing Agent may, at its option, charge a Borrower's deposit account) any amounts required to compensate Banks for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Advances or Optional Currency Rate Advances to Prime Rate Advances pursuant to any of the foregoing.

         2.12 ADDITIONAL REQUIREMENTS/PROVISIONS REGARDING LIBOR RATE ADVANCES OR OPTIONAL CURRENCY RATE ADVANCES.

              (a) If for any reason (including voluntary or mandatory prepayment or acceleration), Banks receive all or part of the principal amount of a LIBOR Rate Advance prior to the last day of the Interest Period for such LIBOR Rate Advance or the proposed term of any Optional Currency Rate Advance for which the term and the interest rate have been fixed, Borrowers shall on demand by Servicing Agent, pay Servicing

Agent the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest which would have been recoverable by Banks by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period or term at the interest rate determined by Servicing Agent in its reasonable discretion. Servicing Agent's determination as to such amount shall be conclusive absent manifest error.

              (b) Borrowers shall pay to a Bank, upon demand by a Bank, from time to time such amounts as such Bank may reasonably determine to be necessary to compensate it for any costs incurred by such Bank that such Bank determines are attributable to its making or maintaining of any amount receivable by such Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change which:

                   (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office); or

                   (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Bank (including any Advances or any deposits referred to in the definition of "LIBOR Base Rate"); or

                   (iii) imposes any other material condition affecting this Agreement (or any of such extensions of credit or liabilities).

Such Bank will notify Borrowers of any event occurring after the date of the Agreement which will entitle such Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Such Bank will furnish Borrower with a statement setting forth the basis and amount of each request by such Bank for compensation under this Section 2.12. Determinations and allocations by a Bank for purposes of this Section 2.12 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances or of making or maintaining Advances or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

              (c) Borrowers shall pay to a Bank, upon the request of such Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of such Bank) to compensate it for any reasonable loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Advance on the date for such borrowing specified in the relevant notice of borrowing hereunder.

              (d) If a Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by such Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate such Bank for such reduction. A statement of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

              (e) If at any time a Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Advances or Optional Currency Rate Advances for periods equal to the corresponding Interest Periods or any other period are not available to such Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate or Optional Currency Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Advance or Optional Currency Rate Advance, then such Bank shall promptly give notice thereof to Borrowers, and upon the giving of such notice such Bank's obligation to make the LIBOR Rate Advances or Optional Currency Rate Advances shall terminate, unless Banks and Borrowers agree in writing to a different interest rate applicable to LIBOR Rate Advances or Optional Currency Rate Advances. If it shall become unlawful for a Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by such Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.12(a)).

         2.13 TERM. This Agreement shall become effective upon the date hereof and shall continue in full force and effect for a term ending on the Maturity Date. Notwithstanding the foregoing, Banks shall have the right to terminate any obligation to make Advances under this Agreement immediately and without notice upon the earlier of (i) the occurrence and during the continuance of an Event of Default or (ii) the Revolving Maturity Date. On the date of termination, all Obligations shall become immediately due and payable in cash or by wire transfer.

         Upon satisfaction of all Obligations hereunder (including prepayment fees, if applicable) this Agreement shall, at Borrowers' request, terminate, and Banks shall execute such terminations of financing statements as Borrowers may reasonably request.

    3.   CONDITIONS OF LOANS

         3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of either Bank to make the initial Advance is subject to the condition precedent that such Bank shall have received, in form and substance satisfactory to such Bank, the following:

              (a)  this Agreement;

              (b) a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

              (c) the Optional Currency Rate Instruments (with respect to Optional Currency Rate Advances only);

              (d)  a financing statement (Form UCC-1) for each Borrower;

              (e)  evidence of the consummation of the Acquisition;

              (f)  solvency certificates;

              (g)  an opinion of Borrower's counsel;

              (h)  payment of the fees and Bank Expenses then due specified in
Section 2.5 hereof, provided reasonably detailed invoices are received; and

              (i) such other documents, and completion of such other matters, as Banks may reasonably deem necessary or appropriate.

         3.2 CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of any Bank to make each Advance, including the initial Advance, is further subject to the following conditions:

              (a)  timely receipt by Servicing Agent of the Loan
Payment/Advance Form as provided in Section 2.1;

              (b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Loan Payment/Advance Form and on the effective date of each Advance as though made at and as of each such date (except to the extent they relate specifically to an earlier date, in which case such representations and warranties shall continue to have been true and accurate as of such date), and no Event of Default shall have occurred and be continuing, or would result from such Advance; and

              (c) as to each Optional Currency Rate Advance, all of the terms and conditions contained in the applicable Optional Currency Rate Instruments have been satisfied.

    The making of each Advance shall be deemed to be a representation and warranty by each Borrower on the date of such Advance as to the accuracy of the facts referred to in this Section 3.2(b).

    4.   CREATION OF SECURITY INTEREST

         4.1 GRANT OF SECURITY INTEREST. Borrower grants and pledges to Banks a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

         4.2 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrower shall from time to time execute and deliver to Servicing Agent, at the request of Servicing Agent, all Negotiable Collateral, all financing statements and other documents that Servicing Agent may reasonably request, in form satisfactory to Servicing Agent, to perfect and continue perfected Banks' security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

         4.3 RIGHT TO INSPECT. Any Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

         4.4  STOCK PLEDGE.

              (a) AEI hereby pledges, assigns and delivers to Banks and grants to Banks a security interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing (all hereinafter called the "Pledged Collateral"), as security for the prompt performance of all of the Obligations.

              (b) The term "Pledged Collateral" shall also include any securities, instruments or distributions of any kind issuable, issued or received by AEI upon conversion of, in respect of, or in exchange for any other Pledged Collateral, including, but not limited to, those arising from a stock dividend, stock split, reclassification, reorganization, merger, consolidation, sale of assets or other exchange of securities or any dividends or other distributions of any kind upon or with respect to the Pledged Collateral.

              (c) The certificate or certificates for the securities included in the Pledged Collateral, accompanied by an instrument of assignment duly executed in blank by AEI, have been delivered by AEI to Bank. Tower shall cause its books to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Banks may effect the transfer of any securities included in the Pledged Collateral into the name of Banks and cause new certificates representing such securities to be issued in the name of Banks. AEI will execute and deliver such documents, and take or cause to be taken such actions, as Banks may reasonably request to perfect or continue the perfection of Banks' security interest in the Pledged Collateral.

              (d) Unless an Event of Default (as defined below) shall have occurred and be continuing, AEI shall be entitled to exercise any voting rights with respect to the Pledged Collateral and to give consents, waivers and ratifications in respect thereof, PROVIDED that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights of AEI to vote and give consents, waiver and ratifications shall cease in case such an Event of Default hereunder shall occur and be continuing.

              (e) AEI recognizes that Banks may be unable to effect a public sale of all or a part of the Pledged Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended

("Act"), so that Banks may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and without a view to the distribution or resale thereof. AEI understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Pledged Collateral were sold at public sales, and agrees that Banks have no obligation to delay the sale of any of the Pledged Collateral for the period of time necessary (even if Banks would agree), to register such securities for sale under the Act. AEI agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

    5.   REPRESENTATIONS AND WARRANTIES

         Each Borrower represents and warrants as follows:

         5.1 DUE ORGANIZATION AND QUALIFICATION. Each Borrower is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified except for states as to which any failure so to qualify would not have a Material Adverse Effect.

         5.2 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within each Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower's Articles or Certificate of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which such Borrower is a party or by which such Borrower is bound. No Borrower is in default under any agreement to which it is a party or by which it is bound, which default is reasonably likely to have a Material Adverse Effect.

         5.3 NO PRIOR ENCUMBRANCES. Each Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

         5.4 MERCHANTABLE INVENTORY. All Inventory is in all material respects of good and marketable quality, free from all material defects.

         5.5 LITIGATION. There are no actions or proceedings pending by or against any Borrower before any court or administrative agency in which an adverse decision is reasonably likely to have a Material Adverse Effect. No Borrower has knowledge of any such pending or threatened actions or proceedings.

         5.6 SHARES. There are no subscriptions, warrants or other options exercisable with respect to the Shares. The Shares represent one hundred percent (100%) of the issued and outstanding stock of Tower, there are no agreements that require Tower to issue any additional shares, and there are no outstanding options to purchase such additional shares. The Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

         5.7 NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS. All consolidated financial statements related to Borrowers that have been delivered to Banks fairly present in all material respects the consolidated financial condition as of the date thereof of each such entity and consolidated results of operations for the period then ended of each such entity. There has not been a material adverse change in the consolidated financial condition of a Borrower since the date of the most recent of such financial statements submitted to Banks.

         5.8 SOLVENCY. Each Borrower is solvent and able to pay its debts (including trade debts) as they mature.

         5.9 REGULATORY COMPLIANCE. Each Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No Borrower has withdrawn from, and no termination or partial termination has occurred with respect to, any deferred compensation plan, and no Borrower has withdrawn from any multi-employer plan under ERISA. No event has occurred resulting from a Borrower's failure to comply with ERISA that is reasonably likely to result in such Borrower's incurring any liability that is reasonably likely to have a Material Adverse Effect. No Borrower is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of

Governors of the Federal Reserve System), and no part of the proceeds of the Advances will be used to purchase or carry any margin stock or for any purpose that would violate any of Regulations G, T and U. Each Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Each Borrower has complied with all laws and regulations to which it is subject, noncompliance with which is reasonably likely to have a Material Adverse Effect.

         5.10 ENVIRONMENTAL CONDITION. None of any Borrower's properties or assets has ever been used by Borrower or any Subsidiary or, to each Borrower's knowledge, without any independent investigation, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by a Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by a Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

         5.11 TAXES. Each Borrower and each Subsidiary have filed or caused to be filed all material tax returns required to be filed, and has paid, or have made adequate provision for the payment of, all taxes reflected therein.

         5.12 SUBSIDIARIES. No Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

         5.13 GOVERNMENT CONSENTS. Each Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of their respective businesses as currently conducted.

         5.14 FULL DISCLOSURE. The representations, warranties and other statements included in the documents, certificates and written statements furnished by each Borrower to either Bank prior to or as of the date of this Agreement for use in connection with the transactions contemplated by this Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to a Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading (it being recognized by Banks that the projections and forecasts provided by Borrowers are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results).

    6.   AFFIRMATIVE COVENANTS

         Each Borrower covenants and agrees that, from and after the Closing Date until payment in full of all outstanding Obligations, and for so long as any Bank may have any commitment to make an Advance hereunder, such Borrower shall do all of the following:

         6.1 GOOD STANDING. Maintain its and cause to be maintained each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify is reasonably likely to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain in force all licenses, approvals and agreements, the loss of which would have a Material Adverse Effect.

         6.2 GOVERNMENT COMPLIANCE. Meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Banks' Lien on the Collateral.

         6.3 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. AEI shall deliver to Banks: (a) upon the sooner of 45 days after the last day of each fiscal quarter as to Form 10-Q, and the sooner of 90 days after the last day of each fiscal year as to Form 10-K, or within five (5) days upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission; (b) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that is reasonably likely to result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or which could have a Material Adverse Effect; and (c) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

    AEI shall deliver to Banks with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of EXHIBIT C hereto.

    Any Bank shall have a right from time to time hereafter to audit Borrower's Accounts, provided that such audits will be conducted at Borrower's expense no more often than annually, unless an Event of Default has occurred and is continuing, with the auditing Bank to conduct all other audits at its own expense.

         6.4 INVENTORY; RETURNS. Keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between a Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank when any particular return, recovery, dispute or claim causes the aggregate returns for any fiscal month to exceed Ten Percent (10%) of the gross sales for such month.

         6.5 TAXES. Make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Banks, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish each Bank with proof satisfactory to such Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

         6.6  INSURANCE.

              (a) Borrowers, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where their respective businesses are conducted on the date hereof. Each Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

              (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Banks. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Banks, showing Banks as additional loss payees thereof and all liability insurance policies shall show Banks as additional insureds, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. At a Bank's request, Borrowers shall deliver to Banks certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Banks, be payable to Banks to be applied on account of the Obligations.

         6.7 QUICK RATIO. Maintain, on a consolidated basis, as of the last day of each fiscal quarter, a ratio of Quick Assets to Current Liabilities of at least 1.25 to 1.00, increasing to not less than 1.50 to 1.00 as of December 31, 1997.

         6.8 DEBT-TANGIBLE NET WORTH RATIO. Maintain, on a consolidated basis, as of the last day of each fiscal quarter, a ratio of Total Liabilities to Tangible Net Worth of not more than 1.00 to 1.00.

         6.9 TANGIBLE NET WORTH. Maintain, on a consolidated basis, as of the last day of each fiscal quarter, a Tangible Net Worth of not less than Forty Million Dollars ($40,000,000) plus Seventy Five Percent (75%) of Borrowers' quarterly profits beginning December 31, 1997.

         6.10 PROFITABILITY. On a consolidated basis, have a minimum net profit of One Dollar ($1.00) for each fiscal quarter, provided Borrowers may suffer a loss in any one fiscal quarter per fiscal year of not more than Five Hundred Thousand Dollars ($500,000). Non-cash charges incurred in the Acquisition shall not be included in the calculation of profitability for the fiscal quarter ending September 30, 1997.

         6.11 DEBT SERVICE COVERAGE. Borrower shall maintain, as of the last day of each fiscal quarter, a Debt Service Coverage of at least 2.0 to 1.0 on a rolling two quarter basis, excluding capital expenditures. "Debt Service Coverage" means (a) the sum of (i) earnings after tax plus (ii) depreciation and amortization expense less (iii) capital expenditures, divided by
(b) the current portion of total long term debt, excluding Advances under the Committed Line.

         6.12 FURTHER ASSURANCES. At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by any Bank to effect the purposes of this Agreement.

    7.   NEGATIVE COVENANTS

         Each Borrower covenants and agrees that, from and after the Closing Date, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as any Bank may have any commitment to make any Advances, such Borrower will not do any of the following:

         7.1 DISPOSITIONS. Without the Banks' consent, which shall not be unreasonably withheld, convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; (iii) Transfers of worn-out or obsolete Equipment; or
(iv) Transfers which constitute liquidation of Investments permitted under
Section 7.7.

         7.2 CHANGE IN BUSINESS OR CONTROL. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto).

         7.3 MERGERS OR ACQUISITIONS. Except in the ordinary course of Borrower's business, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided that this Section 7.3 shall not apply to Permitted Investments or to transactions among a Borrower and its Subsidiaries in which such Borrower is the surviving entity or among its Subsidiaries.

         7.4 INDEBTEDNESS. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

         7.5 ENCUMBRANCES. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

         7.6 DISTRIBUTIONS. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except for so long as an Event of Default has not occurred and is not continuing (and would not exist immediately after such payment), a Borrower may repurchase its stock from former employees of such Borrower in accordance with the terms of repurchase or similar agreements between such Borrower and such employees.

         7.7 INVESTMENTS. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments and except as made in the ordinary course of Borrower's business.

         7.8 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of

Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person, and except for transactions with a Subsidiary that are upon fair and reasonable terms and transactions constituting Permitted Investments.

         7.9 SUBORDINATED DEBT. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Banks' prior written consent.

         7.10 COMPLIANCE. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose.
Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, permit any condition to exist that would entitle any Person to obtain a decree adjudicating that any Plan under ERISA must be terminated, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Banks' Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

    8.   EVENTS OF DEFAULT

         Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

         8.1 PAYMENT DEFAULT. If a Borrower fails to pay the principal of, or any interest on, any Credit Extensions when due and payable; or fails to pay any portion of any other Obligations not constituting such principal or interest, including without limitation Bank Expenses, within thirty (30) days of receipt by such Borrower of a reasonably detailed invoice on account of such other Obligations;

         8.2 COVENANT DEFAULT. If a Borrower fails to perform any obligation under Article 5 or violates any of the covenants contained in Article 6 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and any Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within twenty (20) days after a Borrower receives notice thereof or any Responsible Officer becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by such Borrower be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

         8.3 MATERIAL ADVERSE CHANGE. If there occurs a material adverse change in the business or financial condition of Borrowers, taken as a whole, or if there is a material impairment of the prospect of repayment of any portion of the Obligations;

         8.4 ATTACHMENT. If any material portion of a Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower (provided that no Advances will be required to be made during such cure period);

         8.5 INSOLVENCY. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

         8.6 OTHER AGREEMENTS. If there is a default in any agreement to which a Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Hundred Thousand Dollars ($500,000) or which would have a Material Adverse Effect;

         8.7 JUDGMENTS. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

         8.8 MISREPRESENTATIONS. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to any Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

    9.   BANKS' RIGHTS AND REMEDIES

         9.1 RIGHTS AND REMEDIES. Upon the occurrence and during the continuance of an Event of Default, any Bank may, at its election, do any one or more of the following, all of which are authorized by Borrowers:

              (a) Declare all Obligations owing to such Bank, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by any Bank);

              (b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between a Borrower and any Bank; and

              (c) Set off and apply to the Obligations any and all (i) balances, deposits and investments of any Borrower held by such Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by such Bank;

              (d) Liquidate any Exchange Contracts not yet settled and demand that Borrower immediately deposit cash with Banks in an amount sufficient to cover any losses incurred by Bank due to liquidation of the Exchange Contracts at the then prevailing market price;

              (e) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

              (f) Without notice to or demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's premises, Borrower hereby grants Bank a license to enter such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

              (g) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or
(ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

              (h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

              (i) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply the proceeds thereof to the Obligations in whatever manner or order Bank deems appropriate;

              (j) Bank may credit bid and purchase at any public sale, or at any private sale as permitted by law; and

              (k) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

         9.2 POWER OF ATTORNEY. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; (e) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (f) dispose of the Collateral in accordance with applicable law. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and Bank's obligation to provide Advances hereunder is terminated.

         9.3 BANK EXPENSES. After the occurrence of an Event of Default, if a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Banks may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Committed Line as Banks deem necessary to protect Banks from the exposure created by such failure; or
(c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Banks reasonably deem prudent. Any amounts so paid or deposited by Banks shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided. Any payments made by any Bank shall not constitute an agreement by such Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

         9.4 REMEDIES CUMULATIVE. Banks' rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Banks shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by any Bank of one right or remedy shall be deemed an election. No waiver by any Bank of any Event of Default on a Borrower's part shall be effective unless also waived in writing by any other Bank. No waiver shall be deemed a continuing waiver. No delay by any Bank shall constitute a waiver, election, or acquiescence by it.

         9.5 DEMAND; PROTEST. Each Borrower waives protest, notice of protest, notice of dishonor, notice of payment and nonpayment, notice of any nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by any Bank on which Borrower may in any way be liable.

    10.  NOTICES

         Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by prepaid telefacsimile to Borrowers or to each Bank, as the case may be, at its addresses set forth below:

    If to AEI:             Advanced Energy Industries, Inc.
                           1625 Sharp Point Drive
                           Ft. Collins, CO  80525
                           Attn: Dick Beck
                           FAX:  (970) 221-5583

    If to Tower:           Tower Electronics, Inc.
                           281 Commerce Circle South
                           Fridley, MN  55432
                           Attn: Duane Ness
                           FAX:  (612) 571-5605


    If to Banks:           Silicon Valley Bank
                           4430 Arapahoe Avenue, Suite 225
                           Boulder, CO 80303
                           Attn:  Greg Becker
                           FAX:  (303) 938-0483

                           Bank of Hawaii
                           1850 N. Central Avenue, Suite 400
                           Phoenix, AZ 85004
                           Attn:  Ken Loveless
                           FAX:  (602) 257-2235

    The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. NOTICES TO ONE BANK SHALL NOT BE DEEMED NOTICE TO THE OTHER BANK.

    11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

         This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Borrowers and Banks hereby submit to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWERS AND BANKS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

    12.  INTERCREDITOR PROVISIONS

         12.1 PROPORTIONATE INTERESTS. Except for Optional Currency Advances, which shall be the sole responsibility of BofH, and except as otherwise provided in this Agreement, the rights, interests, and obligations of each Bank under this Agreement and the Loan Documents at any time shall be shared in the ratio of (a) the maximum amount the Bank has committed to advance as set forth on the signature page signed by the Bank to (b) the Committed Line. Any reference in this Agreement or the Loan Documents to an allocation between or sharing by the Banks of any right, interest, or duty "ratably," "proportionally," "pro rata," or in similar terms shall refer to this ratio. No Bank is obligated to advance any funds in lieu of or for the account of the other Bank if the latter Bank fails to make such Advance.

         12.2 DESIGNATION OF SERVICE AGENT. To facilitate the administration of this Agreement, SVB shall act as "Servicing Agent" for itself and BofH. Servicing Agent shall have only such duties as are expressly set forth in this Agreement, or as otherwise agreed in writing by the Banks. Servicing Agent shall be deemed to act on behalf of both Banks whenever Servicing Agent acts under this Agreement.

         12.3 RESIGNATION. Servicing Agent may resign as Servicing Agent, upon thirty (30) day's written notice to the other Banks and to Borrower and appointment of a successor Servicing Agent approved by Banks. Upon receipt of notice of resignation, the Banks shall appoint a successor Servicing Agent. The resigning Servicing Agent shall cooperate fully in delivering to the successor Servicing Agent the Loan Documents and copies of all records relating to the Advances and payments made hereunder that the successor Servicing Agent reasonably requests.

         12.4 SERVICING AGENT AS BANK. Servicing Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not Servicing Agent. The term "Banks" includes Servicing Agent in Servicing Agent's individual capacity. Servicing Agent and its Subsidiaries and Affiliates may accept deposits from, lend money to, act as agent or trustee for other lenders to, and generally engage in any kind of banking, trust, or other business with, any Borrower or any Subsidiary or Affiliates as if Servicing Agent were not Servicing Agent.

         12.5 NO AGENCY. EXCEPT AS SPECIFIED HEREIN, NEITHER BANK IS AN AGENT OF THE OTHER. NEITHER BANK HAS ANY AUTHORITY TO ACT OR FAIL TO ACT FOR THE OTHER. THE OBLIGATIONS OF EACH BANK HEREUNDER ARE SEVERAL. NO BANK SHALL BE LIABLE FOR THE FAILURE OF ANY OTHER BANK TO PERFORM ITS OBLIGATIONS HEREUNDER.

         12.6 NO RELIANCE. The provisions of this Article 12 are solely for the benefit of Banks in specifying their rights and obligations with respect to each other, and not for the benefit of any Borrower or its assigns or successors.

    13.  GENERAL PROVISIONS

         13.1 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; PROVIDED, HOWEVER, that neither this Agreement nor any rights hereunder may be assigned by any Borrower without each Bank's prior written consent, which consent may be granted or withheld in each Bank's sole discretion. Subject to the terms of any agreement between Banks, each Bank shall have the right with the consent (which shall not be unreasonably withheld) of Borrower to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder; provided no Bank will sell, transfer, negotiate or grant participations in any part of, or any interest in, such obligations, rights and benefits in a principal amount of less than Five Million Dollars ($5,000,000).

         13.2 INDEMNIFICATION. Borrowers shall defend, indemnify and hold harmless each Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement (except with regard to a dispute between the Banks); and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by such Bank as a result of or in any way arising out of, following, or consequential to transactions between such Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by such Bank's gross negligence or willful misconduct and except with regard to a dispute between the Banks.

         13.3 SUBROGATION AND SIMILAR RIGHTS. Notwithstanding any other provision of this Agreement or any other Loan Document, until all amounts that Borrowers owe to Banks have been paid in full, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the

Obligations in connection with the Loan Documents or otherwise. Until all amounts that Borrowers owe to Banks have been paid in full, any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 13.3 shall be null and void. If any payment is made to a Borrower in contravention of this Section 13.3, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

         13.4 WAIVERS OF NOTICE. Each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower's risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank's failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower's risks hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.

         13.5 SUBROGATION DEFENSES. Until all amounts that Borrowers owe to Banks have been paid in full, each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850,
2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

         13.6 RIGHT TO SETTLE, RELEASE.

              (a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, that Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

                   (i) Without notice to any Borrower and without affecting the liability of any Borrower hereunder, Banks may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

         13.7 PRIMARY OBLIGATION. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Loan were advanced to the Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Borrowing Certificates, Borrowing Base Certificates and Compliance Certificates.

         13.8 SUBORDINATION. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

         13.9 ENFORCEMENT OF RIGHTS. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

         13.10 AEI AS AGENT. Each of the Borrowers irrevocably appoints AEI as its agent to accept and deliver all notices, certificates and other documents under this Agreement on behalf of all of the Borrowers, and to request, accept and disburse all Advances, and to make payments hereunder.

         13.11 TIME OF ESSENCE. Time is of the essence for the performance of all obligations set forth in this Agreement.

         13.12 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

         13.13 AMENDMENTS IN WRITING, INTEGRATION. This Agreement cannot be changed or terminated orally. No amendment shall be effective without the consent of all the parties hereto, except the provisions of Article 12 may be amended by Banks without Borrower's approval. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

         13.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

         13.15 SURVIVAL. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

         13.16 CONFIDENTIALITY. In handling any confidential information each Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of such Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, and (v) as may be appropriate in the exercise of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to the Bank by a third party, provided the Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

         13.17 OPTIONAL CURRENCY RATE INSTRUMENTS. To the extent the terms of any Optional Currency Rate Instrument differ from the terms of this Agreement then the terms of such Optional Currency Rate Instrument shall govern the rights and obligations of the parties thereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                             ADVANCED ENERGY INDUSTRIES, INC.

                             By:
                                 ---------------------------------------------
                             Title:
                                    ------------------------------------------


                             TOWER ELECTRONICS, INC.

                             By:
                                 ---------------------------------------------
                             Title:
                                    ------------------------------------------


                             SILICON VALLEY BANK

                             By:
                                 ---------------------------------------------
                             Title:
                                    ------------------------------------------

                             Maximum Commitment Amount: $13,562,499.99 (50%)



                             BANK OF HAWAII


                             By:
                                 ---------------------------------------------
                             Title:
                                    ------------------------------------------

                             Maximum Commitment Amount: $13,562,499.98 (50%)